        EXHIBIT A TO TWEEDY, BROWNE COMPANY LLC 13D  DATED MAY 19, 2003

             HOLLINGER INTERNATIONAL INC. (HLR) STATEMENT OF ISSUES

Ownership Overview



Micro Level Issues

     1.   Ravelston Services Agreements

     2.   Non-competition agreements

     3.   Asset sales to affiliated entities and other

--------------------------------------------------------------------------------
                THE RAVELSTON CORPORATION LIMITED ("RAVELSTON")

Corporation owned by Lord Black Mr. F. David Radler, Mr. Daniel Colson, Mr. J.A. Boultbee, Mr. Peter Atkinson, Mr. Peter White, the estate of Mr. Dixon Chant and Mr. Charles Cowan (all of whom are current or former officers and/or directors of Hollinger Inc. and the Company.)

--------------------------------------------------------------------------------
                               | The Ravelston Corporation Limited ("Ravelston") | effectively controls Hollinger Inc. through
                               | its direct or indirect control or direction
                         78%   | (including through its subsidiary Argus
                               | Corporation Limited ("Argus")) over 78% of the | outstanding Retractable Shares of Hollinger
                               | Inc. Lord Black indirectly controls Ravelston.
--------------------------------------------------------------------------------
                          HOLLINGER INC. (TSX: HLG.C)

Hollinger Inc., the parent of Hollinger International Inc., is controlled by Lord Black, Chairman of the Board and CEO of Hollinger International Inc. and Hollinger Inc., through his direct and indirect ownership of Hollinger Inc.'s securities, principally through The Ravelston Corporation Limited ("Ravelston"). As of March 24, 2003, there were 32,939,686 outstanding Retractable Shares and 4,580,979 outstanding Series II Shares of Hollinger Inc.

As of March 24, 2003, all executive officers and directors of Hollinger International Inc. and other entities controlled by Lord Black beneficially held an aggregate 26,117,242 Retractable Shares and 2,479,456 Series II Shares of Hollinger Inc., or approximately 79.3% of the outstanding Retractable Shares and 54.1% of the outstanding Series II Shares, respectively.
--------------------------------------------------------------------------------
                               |  As of the Record Date (03/24/03), Hollinger
                               | Inc. directly or indirectly owned 100% of the 30.2% (equity interest) | Class B Common Stock (14,990,000 shares) and
                               |  11,488,831 shares of Class A Common Stock,
                               |  which in the aggregate represented 72.6% of
                               |  the outstanding combined voting power of the
                               |  Common Stock.
       72.6% (voting interest) |
                               |
                               |
--------------------------------------------------------------------------------
                    HOLLINGER INTERNATIONAL INC. (NYSE: HLR)

As of March 24, 2003, 72,316,328 shares of Class A Common Stock were outstanding and 14,990,000 shares of Class B Common Stock were outstanding. Class A Common Stock is entitled to one vote per share and Class B Common Stock entitled to ten votes per share.
--------------------------------------------------------------------------------

RAVELSTON SERVICES AGREEMENTS

Hollinger International Inc. ("HLR") and its subsidiaries have historically entered into Services Agreements with Ravelston and its subsidiaries ("Ravelston Management Inc." or "RMI", Moffat Management and Black-Amiel Management are publicly disclosed subsidiaries of Ravelston) and affiliates (which include Lord Black and Messrs. Radler, Colson, Atkinson, Boultbee, Creasey and Mrs. Black). According to HLR's most recent SEC filings, Ravelston (and its subsidiaries and affiliates) is paid by HLR (and HLR's subsidiaries and affiliates) for the following services under the Services Agreements(1):

     "RMI and such affiliates provide advisory, consultative, procurement and administrative services to the Company (HLR) and its respective subsidiaries including, among other things, strategic advice, planning and financial services (including advice and assistance with respect to acquisitions, divestitures or joint venture arrangements); consulting services regarding risk management and insurance coverage; and assistance in operational matters." (Source: Proxy Statement filed March 31, 2003)

Previous disclosed payments from HLR and its subsidiaries to Ravelston and its subsidiaries and affiliates totaled $202.7 million from 1995 through 2002. The following table details these payments:

--------------------------------------------------------------------------------
2002 $23.7 MILLION to Ravelston and RMI, plus $1.9 MILLION from subsidiaries of HLR to certain Ravelston subsidiaries and affiliates.
--------------------------------------------------------------------------------
2001 $29.0 MILLION to Ravelston and RMI, plus $1.7 MILLION from subsidiaries of HLR to certain Ravelston subsidiaries and affiliates.
--------------------------------------------------------------------------------
2000 $33.6 MILLION to Ravelston and RMI, plus $3.7 MILLION from subsidiaries of HLR to certain Ravelston subsidiaries and affiliates.
--------------------------------------------------------------------------------
1999     $38.0 MILLION
--------------------------------------------------------------------------------
1998     $32.0 MILLION
--------------------------------------------------------------------------------
1997     $26.5 MILLION
--------------------------------------------------------------------------------
1996     $8.5 MILLION
--------------------------------------------------------------------------------
1995     $4.1 MILLION
--------------------------------------------------------------------------------

Note that the above mentioned fees paid by HLR, its subsidiaries and affiliates were approved by the Audit Committee as reasonable for the services rendered. Also, the amount of fees payable pursuant to the Services Agreements and separate services agreements for 2003 and future years are determined annually by agreement between RMI and such affiliates and the Audit Committee. The Services Agreements and separate services agreements may be terminated by either party upon 180 days prior written notice.


---------------
(1) Services Agreements is a defined term in HLR's SEC filings. The Services Agreements were originally entered into between Ravelston and HLR and certain subsidiaries, which agreements were transferred in July 2002 from Ravelston to its wholly owned subsidiary, Ravelston Management Inc. ("RMI"). The phrase "separate service agreements" relates to management services agreements between HLR and Moffatt Management and Black-Amiel Management, both of which are affiliates of RMI.

In HLR's most recent 10-K, the following risk disclosure is made:

     "All of the Service Agreements were negotiated in the context of a parent-subsidiary relationship and, therefore, were not the result of arm's length negotiations between independent parties. The terms of the Service Agreements may therefore not be as favorable to the Company [HLR] and its subsidiaries as the terms that might be reached through negotiations with non-affiliated third parties." (Source: Form 10-K filed March 31, 2003)

Also note that in connection with the offering by Hollinger Inc.(2) of its senior secured notes (on March 10, 2003, Hollinger Inc. completed an offering of $120 million principal amount 11 7/8% senior secured notes due 2011), RMI has pledged as security its rights under the Services Agreements. Specifically, in conjunction with Hollinger Inc.'s senior secured notes offering, Hollinger Inc. has entered into a support agreement with Ravelston Management Inc. ("RMI") requiring minimum annual support payments from RMI. RMI's failure to meet its obligations to Hollinger Inc. under the support agreement could have an adverse impact on Hollinger Inc. and, consequently, on HLR in the event that Hollinger Inc. sought protection from its creditors or a restructuring of its obligations in a Canadian or other court proceeding.

In SEC filings, HLR claims that it does not determine the allocation of the "management fee paid to Ravelston among its ultimate recipients." HLR claims that the allocation of the management fee paid to certain individuals is determined by Ravelston. The following table outlines an allocation of the economic interest, direct or indirect through compensation arrangements, shareholdings or otherwise, in the management fee paid by HLR to Ravelston/RMI during the years ended December 31, 2001 and December 31, 2002. Note that the amount below do not include all consideration paid by Ravelston to the named individuals. This chart only details each individuals allocation derived from the Services Agreements between HLR (and subsidiaries) and Ravelston (and subsidiaries).

     -------------------------------------------------------------
     NAME                                  2001              2002
     -------------------------------------------------------------
     Lord Black                      $6,619,256        $6,485,439
     -------------------------------------------------------------
     F. David Radler                 $3,102,221        $3,147,922
     -------------------------------------------------------------
     Daniel W. Colson                $1,714,308        $1,770,770
     -------------------------------------------------------------
     Peter Y. Atkinson                 $846,063          $876,009
     -------------------------------------------------------------
     J.A. Boultbee                     $897,250          $929,395
     -------------------------------------------------------------
     (SOURCE: PROXY STATEMENT FILED MARCH 31, 2003)



--------------
(2) Hollinger Inc. is the parent of Hollinger International Inc. (HLR) and is controlled by Lord Black, Chairman of the Board and CEO of HLR and Hollinger Inc., through his direct and indirect ownership of Hollinger Inc.'s securities, principally through The Ravelston Corporation Limited ("Ravelston"). As of March 24, 2003, Hollinger Inc. directly or indirectly owned 100% of the Class B Common Stock (14,990,000 shares) of HLR and 11,488,831 shares of Class A Common Stock of HLR, which in the aggregate represented 72.6% of the outstanding combined voting power of HLR and 30.2% of the equity interests in HLR.

QUESTIONS AND COMMENTS ABOUT THE RAVELSTON SERVICES AGREEMENTS

     - Obtain a detailed description of the services actually provided by Ravelston and its subsidiaries under the Services Agreements and separate services agreements for each fiscal year beginning in 1995 and ending in 2002.

     - Obtain an itemized report which details total consideration paid for each individual service provided by Ravelston and its subsidiaries for each fiscal year beginning in 1995 and ending in 2002. This report should include descriptions of why the total aggregate consideration paid to Ravelston under the Services Agreements fluctuated from year to year. It should also include total consideration paid to individual executives Lord Black and Messrs. Radler, Colson, Atkinson and Boultbee from Ravelston (and its subsidiaries).

     - When describing the functions of Ralvelston under the Services Agreements, one of the main responsibilities of Ravelston is to provide HLR with "strategic advice, planning and financial services (including advice and assistance with respect to acquisitions, divestitures or joint venture arrangements)." On November 16, 2000, HLR sold Canadian newspapers and related assets to CanWest for total consideration of $1.8 billion, plus closing adjustments. However, we note that during fiscal 2000, the year of a major divestiture for HLR, the payment made to Ravelston from HLR dropped to $33.6 million from $38.0 million during the previous year. Why did the amount of the Services Agreements fee fall in the year of a major divestiture? Also, what did the closing adjustments amount to?

     - What were the total amount of fees paid to Morgan Stanley for the work they performed in advising HLR on the sales to CanWest?

     - HLR's proxy statement states that the fees payable pursuant to the Services Agreements and separate services agreements are determined annually by agreement between Ravelston/RMI (and such affiliates) and the Audit Committee. Obtain a description of the steps and processes the Audit Committee has historically undergone to determine on an annual basis that the fees paid under the Services Agreements were reasonable for the services rendered.

     - With the exception of salaries paid to Lord Black and Mr. Colson by The Telegraph (a subsidiary of HLR), Lord Black and Messrs. Radler, Colson, Atkinson and Boultbee do not receive salaries or bonuses directly from HLR. Ostensibly, this compensation is paid directly by Ravelston (and its subsidiaries and affiliates) to the individuals named above. Therefore, HLR's Compensation Committee does not determine the salary or bonus of the aforementioned HLR executives. However, the Audit Committee does approve of the fees paid under the Services Agreements and separate service agreements from HLR (and subsidiaries and affiliates) to Ravelston (and subsidiaries and affiliates). Thus, does the Compensation Committee correspond with the Audit Committee before the Audit Committee determines the fees payable pursuant to the Services Agreements and separate service agreements? Does the Compensation Committee correspond with Ravelston before Ravelston decides to pay salaries and bonuses (including all other forms of compensation) to Ravelston employees (who are also executives of HLR)?

     - Does the Compensation Committee seek to determine, on an annual basis, if the total aggregate dollar amounts (salary, bonus, options, non-competes and all other forms of consideration), paid to Lord Black and Messrs. Radler, Colson, Atkinson and Boultbee is reasonable relative to other publicly traded newspaper companies? (the total aggregate dollar amounts should include consideration paid by HLR, Ravelston, Hollinger Inc. and each of their subsidiaries and affiliates and outside entities which directly paid these executives in transactions which involved HLR, Ravelston and Hollinger Inc. - for example, non-compete payments)

     - Hollinger Inc. has entered into a support agreement with Ravelston Management Inc. ("RMI") requiring minimum annual support payments from RMI. The annual support payment will be equal to the greater of (a) Hollinger Inc.'s negative net cash flow (as defined) for the relevant period (which does not extend to outlays for retractions or redemptions), determined on a non-consolidated basis, and (b) U.S. $14.0 million per year (subject to adjustment), in either case as reduced by any permanent repayment of debt owing by Ravelston to Hollinger (from Hollinger Inc.'s Form CB filed April 29, 2003). When negotiating the annual Services Agreements and separate services agreements, does the Audit Committee consider the minimum annual support payments that RMI owes Hollinger Inc.? How do these minimum annual support payments from RMI to Hollinger Inc. influence the fees paid under the Services Agreements and separate service agreements between HLR and Ravelston/RMI?

     - HLR IS EFFECTIVELY SUPPORTING THE DEBT SERVICE REQUIREMENTS OF HOLLINGER INC. THROUGH ITS PAYMENTS UNDER THE SERVICES AGREEMENTS AND SEPARATE SERVICE AGREEMENTS TO RAVELSTON/RMI. DOES THE AUDIT COMMITTEE FEEL IT IS APPROPRIATE FOR HLR TO SUPPORT DEBT SERVICE THAT IT IS NOT RESPONSIBLE FOR?

     - Describe the likely foreseeable consequences if HLR decided to terminate the Services Agreements and separate service agreements with Ravelston/RMI by delivering 180 days written advanced notice. Is there a break-up fee? Would Ravelston continue to exist?

NON-COMPETITION AGREEMENTS

On several occasions during the last three years, HLR has sold assets to third parties in the ordinary course of business, and, as a condition precedent to the acquisitions, entered into non-competition agreements with the buyer. In return for agreeing not to compete in a designated geographic area over a specific period of time, the buyer paid negotiated cash consideration. In all of the below mentioned transactions, signatories to the non-competition agreements included: HLR, Ravelston, Hollinger Inc., Lord Black, David Radler, Peter Atkinson and Jack Boultbee. However, even though each of the above mentioned signatories were subject to the non-competition restrictions, the cash consideration was paid directly to Lord Black, David Radler, Peter Atkinson and Jack Boultbee (and in one instance, to Ravelston directly), whereas HLR (and consequently HLR's shareholders) received no direct benefit from entering into these non-competition agreements, even though HLR was the entity which owned and sold the assets. Therefore, it appears that Lord Black, David Radler, Peter Atkinson and Jack Boultbee (and in one instance, Ravelston) disproportionately benefited from these non-competition agreements at the expense of the shareholders of HLR.

-------------------------------------------------------------------------------------------------------------------
DATE            TRANSACTION DESCRIPTIONS                   AMOUNT OF THE NON-COMPETE
-------------------------------------------------------------------------------------------------------------------
2000 and 2001   HLR sold most of its remaining U.S.        $15,600,000 total in non-compete payments
                community newspaper properties, for total
                proceeds of approximately $215 million     $7,197,500 paid to Lord Black
                                                           $7,197,500 paid to Mr. Radler
                                                             $602,500 paid to Mr. Atkinson
                                                             $602,500 paid to Mr. Boultbee
-------------------------------------------------------------------------------------------------------------------
July and        Two separate transactions, HLR and         $5,100,000 total in non-compete payments
November 2001   Hollinger L.P. sold Canadian newspapers
                to Osprey Media Group Inc. ("Osprey") for  $2,300,000 paid to Lord Black (approx.)
                approximately $166.0 million plus closing  $2,300,000 paid to Mr. Radler (approx.)
                adjustments.                                 $243,000 paid to Mr. Atkinson (approx.)
                                                             $243,000 paid to Mr. Boultbee (approx.)
-------------------------------------------------------------------------------------------------------------------
November 16,    HLR sold Canadian newspapers and related   $53,000,000 total in non-compete payments
2000            assets to CanWest for total consideration
                of $1.8 billion, plus closing adjustments. $25,200,000 paid to Ravelston
                                                           $27,800,000 paid to Lord Black, David Radler, Peter
                                                           Atkinson and Jack Boultbee (allocation unknown)
-------------------------------------------------------------------------------------------------------------------

QUESTIONS AND COMMENTS ABOUT THE NON-COMPETITION AGREEMENTS

     - It should be noted that in HLR's Form 10-K filed March 31, 2003, the following risk disclosure is made:

     "Certain of the Company's [HLR] officers are employed by Ravelston as well as the Company, which could result in conflicts of interest or could limit the time those officers devote to management of the Company.

     Lord Black, the Company's Chairman and Chief Executive Officer, Mr. Radler, the Company's Deputy Chairman and Chief Operating Officer, Mr. Colson, Vice Chairman, Mr. Atkinson, Executive Vice President, and Mr. Boultbee, Executive Vice President, each holds senior management positions with Ravelston as well as the Company. These officers spend a portion of their professional time and effort on behalf of Ravelston. In certain instances, their efforts for Ravelston will relate to activities which are unrelated to the interests of the Company. The Company has not established any minimum time requirements for these officers."

     - Independent of where their compensation is derived from, Lord Black, Mr. Radler, Mr. Colson and Mr. Boultbee are employees and executive officers of HLR, a publicly traded NYSE company. In each of the aforementioned transactions which involved non-compete payments, HLR (and Lord Black, Mr. Radler, Mr. Colson and Mr. Boultbee) came to the conclusion that it was in the best interest of HLR's shareholders to sell certain newspaper assets and to re-deploy the proceeds in some other fashion. In return for selling the assets, HLR (along with other named parties) gave up the ability to compete in certain geographic markets for a specified period of time. However, in return for this concession, HLR received zero direct consideration while other named signatories to the non-competition agreements received direct cash consideration for agreeing to abide by the non-competition restrictions. It is Lord Black's, Mr. Radler's, Mr. Colson's and Mr. Boultbee's employment with HLR that may entitle them to direct cash consideration paid to abide by the non-competition agreements, if any. Therefore, how can HLR, the entity which gave rise to the transactions and non-competition agreements in question through its decision to sell assets, and which was also subject to the non-competition restrictions, receive zero direct consideration?

     - How did the Audit Committee reach the conclusion that cash paid in consideration for non-competition agreements, in which HLR was a signatory, should be paid directly to any other party other than HLR?

     - How does the Audit Committee deal with the potential conflict of interests which arise between HLR's shareholders and HLR's executives with respect to the non-competition payments? (Specifically, the potential conflict that HLR's executives have a personal incentive to divest of assets owned by HLR's shareholders and disproportionately benefit from such transactions.)

     - Could HLR have received greater proceeds, above and beyond what was actually received, from the sale of these assets had Lord Black, Mr. Radler, Mr. Colson and Mr. Boultbee been subject to the restrictions of the non-competition agreements due to their employment as executives of HLR?

     - In connection with the Osprey transactions and the US Community newspaper transactions, did HLR pay investment banking fees to an outside advisor?

     - It should be noted that the CanWest transaction closed on November 16, 2000. The non-competition agreements relating to CanWest were disclosed in the TRANSACTION AGREEMENT dated July 30, 2000 (specifically, PURCHASE PRICE, Section 3.1). The TRANSACTION AGREEMENT can be found in the 8-K filed December 1, 2000. The consideration paid for the non-competition agreements was $53 MM USD or (CDN $80 MM). Ravelston, Hollinger Inc., Hollinger International Inc., Conrad Black, David Radler, Jack Boultbee and Peter Atkinson were signatories to the non-competition agreements. In the TRANSACTION AGREEMENT, no disclosure was made as to how the $53 MM USD was to be allocated between the signatories. The non-competition agreements (relating to CanWest) were not disclosed in the next 10-K filed April 2, 2001 or in the 14A filed March 27, 2001. Why were the CanWest non-competition agreements left out of these two documents (specifically, disclosure relating to who actually received the non-competition money)?

          The non-competition agreements were disclosed in the following year's 10-K filed April 1, 2002. In the 10-K filed April 1, 2002, we first learn that of the $53 MM USD (CDN $80 MM) total non-competition payments, $25.2 MM (Cdn. $38 MM) was paid to Ravelston and $27.8 MM (Cdn. $42 MM) was paid to Lord Black and the three senior executives (break-up not disclosed). Before this disclosure, it was unclear what person or entities actually received the non-competition payments.

     - Should Lord Black have been entitled to any of the non-competition money paid by CanWest given that he ultimately renounced his Canadian citizenship in May of 2001 which prevented him from competing in Canada? (Note that Canadian law restricts foreign ownership of media assets).

ASSET SALES TO AFFILIATED ENTITIES AND OTHER

Horizon Publications Inc.

During 1999, Horizon Publications Inc., a company which is controlled by certain officers and members of the Board of Directors of HLR, acquired 33 U.S. community newspapers for $43.7 million resulting in a pre-tax gain of approximately $20.7 million, from HLR. In connection with aforementioned Horizon purchase, HLR loaned money to Horizon to finance the purchase price. At December 31, 2002, there was a balance owed on that loan of $4.9 million. The loan, due in 2007, is unsecured and bears interest at the lower of 8% per annum and LIBOR plus 2%.

[Later, during 2001, HLR disclosed that it transferred two publications to Horizon Publications Inc. in exchange for net working capital.]

QUESTIONS AND COMMENTS

     - What portion of the 1999 total purchase price of $43.7 million was financed by HLR? Is it appropriate for HLR to sell an asset to an entity (Horizon Publications Inc.) which at the time was controlled by certain officers and members of the Board of Directors of HLR and then have HLR finance at least a portion of the purchase price?

     - Which specific individuals negotiated the purchase price on behalf of Horizon? Which specific individuals negotiated the purchase price on behalf of HLR?

     - How does the Audit Committee ensure that the purchase price represented a fair price for HLR's shareholders? What steps were taken by the Audit Committee to mitigate the fact that persons affiliated with HLR acted as buyer, seller and financier in the aforementioned transaction?

     - To the author's knowledge, the first time HLR disclosed that the 1999 transaction with Horizon Publications Inc. was at least partially financed by HLR was in HLR's Form 10-K filed March 31, 2003 and Form 14A filed March 31, 2003.

     - In connection with the above mentioned transaction, did HLR pay investment banking fees to an outside advisor?

Bradford Publishing Company

Effective July 20, 2000, HLR sold four properties of HLR's U.S. community newspaper group for an aggregate consideration of approximately $38 million to Bradford Publishing Company, a company formed by a former Director and Vice President of American Publishing (subsidiary of HLR?). The initial disclosure (Form 14A filed March 27, 2001) stated,

     "Certain members of the Board of Directors of the Company [HLR] are shareholders of such company [Bradford Publishing Company]."

A later disclosure (Form 10-K filed March 31, 2003) referring to the identical transaction stated,

     "Bradford Publishing Company, a company in which certain of the Company's [HLR] officers are SIGNIFICANT shareholders..." (emphasis added).

It was also disclosed that Bradford Publishing Company owes HLR $4.1 million as of December 31, 2002, representing the present value of the remaining amounts owing under a non-interest bearing note receivable granted to HLR in connection with a non-compete agreement entered into on the sale of certain operations to Bradford Publishing Company during 2000. The note receivable is unsecured and due over the period to 2010, and subordinated to Bradford's lenders.

QUESTIONS AND COMMENTS

     - How much of the July 20, 2000 total purchase price was financed by HLR? Is it appropriate for HLR to sell an asset to an entity (Bradford Publishing Company) which was at the time at least partially owned by certain members of the Board of Directors of HLR and then have HLR finance at least a portion of the purchase price?

     - To the author's knowledge, the first time HLR disclosed that the July 20, 2000 transaction with Bradford Publishing Company was at least partially financed by HLR was in HLR's Form 10-K filed March 31, 2003 and Form 14A filed March 31, 2003.

     - Which specific individuals negotiated the purchase price on behalf of Bradford? On behalf of HLR?

     - How does the Audit Committee ensure that the purchase price represented a fair price for HLR's shareholders? What steps were taken by the Audit Committee to mitigate the fact that persons affiliated with HLR acted as buyer, seller and financier in the aforementioned transaction?

     - In connection with the above mentioned transaction, did HLR pay investment banking fees to an outside advisor?

CanWest Transaction-Management Services Agreement with Ravelston

On November 16, 2000, HLR sold Canadian newspapers and related assets to CanWest for total consideration of $2.1 billion, plus closing adjustments. In connection with the sale to CanWest, and in addition to the non-competition agreement fee received by Ralveston (of the total $53,000,000 non-competition agreement paid in the CanWest transaction, $25,200,000 was paid to Ravelston), Ravelston entered into a management services agreement with CanWest and National Post pursuant to which it agreed to continue to provide management services to the Canadian businesses sold to CanWest in consideration for an annual fee of $4 million payable by CanWest. Furthermore, CanWest agreed to pay Ravelston a termination fee of Cdn. $45 million in the event that CanWest chooses to terminate the management services agreement or Cdn. $22.5 million in the event that Ravelston chooses to terminate the agreement.

In a press release first announcing the CanWest transaction dated July 31, 2000, Hollinger International Inc. stated the following:

     "Through its [HLR's] 15% shareholding in CanWest, its 50% direct interest in the National Post and as continuing manager of these assets, Hollinger [HLR] will continue to participate in the future growth and exploitation of the franchise value of the assets in conjunction with CanWest's television, cable channel, radio and other Canadian and international media assets."

This sentence is either factually wrong or it was envisioned at the time that the management services contract was going to be between CanWest and HLR (instead of CanWest and Ravelston).

In the 10-Q filed August 14, 2000, the following disclosure is made:

     "With respect to the other newspaper assets being sold to CanWest, Mr. Black and his associates will enter into a management services agreement for at least 17 months in order to ensure operating continuity and to facilitate a smooth transition to the new arrangements."

This disclosure, inconsistent with the previous press release, makes it clear that HLR will not benefit from the management services agreement with CanWest. In fact, it is Lord Black and his associates at Ravelston that derive the benefit of the management services agreement with CanWest.

Also note that on November 16, 2000, in press release issued by HLR announcing the closing of the CanWest transaction, the following disclosure is made:

     "The aggregate sale price of these properties was approximately CDN $3.2 billion (US $2.1 billion), plus interest and subject to adjustments. The sale and a related transaction resulted in the Hollinger group receiving approximately CDN $1.8 billion (US $1.2 billion) cash..."

Then, in the 10-K filed April 2, 2001, the following disclosure is made:

     "The sale resulted in the Hollinger Group receiving approximately Cdn. $1.7 billion ($1.1 billion) cash..."

Suspiciously, somehow between the date of closing (Nov. 16, 2000) and the date the 10-K was filed (April 2, 2001), total cash received by HLR was reduced by $100 MM (note that post closing adjustments amounted to $40.7 MM, which, when combined with rounding, might be the explanation).

QUESTIONS AND COMMENTS

     - In the above referenced transaction, it is clear that Ravelston directly benefited from HLR's asset sale to CanWest. Was the management services agreement with CanWest ever envisioned to benefit HLR (as per the July 31, 2000 HLR press release)?

     - Who at HLR negotiated the CanWest transaction? Who at HLR negotiated Ravelston's management services agreement with CanWest? Did any of the same individuals from HLR negotiate both the CanWest transaction terms with HLR and the CanWest/Ravelston management services agreement?

     - What was the economic basis for the negotiated terms relating to the CanWest/Ravelston management services agreement? What specific services does Ravelston provide to CanWest on an annual basis? Could CanWest purchase similar services from an unrelated third-party on more favorable terms or carry out the services internally?

     - Did the Audit Committee of HLR review the terms of the CanWest/Ravelston management services agreement? Did the CanWest management services agreement affect in any way HLR's Services Agreements and separate services agreements with Ravelston/RMI?

     - Is it possible that the purchase price paid by CanWest to HLR would have been greater had CanWest not entered the management services agreement with Ravelston? (Said another way, is it possible that HLR did not receive the maximum amount it could have obtained in a completely independent transaction because a portion of the purchase price was diverted to Ravelston under the CanWest/Ravelston management services agreement?)


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


     - In connection with the above mentioned transaction, did HLR pay investment banking fees to an outside advisor?

OTHER

IN THE JEFFERIES' RESEARCH REPORT DATED APRIL 25, 2003, JEFFERIES ESTIMATES THAT THE ANNUAL COSTS FOR OPERATING HLR'S TWO AIRPLANES IS $8 TO $10 MILLION.

QUESTIONS AND COMMENTS


     - GIVEN THAT HLR'S MAJOR OPERATIONS ARE IN CHICAGO AND LONDON, TWO CITIES SERVED BY AMPLE COMMERCIAL AIRCRAFT, WHY DOES HLR OWN/LEASE TWO AIRPLANES?

     - ARE THE TWO AIRPLANES BEING USED FOR PERSONAL REASONS IN ADDITION TO BUSINESS REASONS?

     -    AT WHAT RATE IS HLR BEING REIMBURSED FOR PERSONAL USE OF THE TWO
          AIRPLANES?



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



RECENT TRANSACTIONS

SUBORDINATION

IN HLR'S MOST RECENT 10-Q FILED MAY 15, 2003, HLR DISCLOSES IN NOTE 9 THAT AS OF MARCH 10, 2003, A HOLLINGER INC. SUBSIDIARY OWES HLR APPROXIMATELY $20.4 MILLION IN DEBT (DOWN FROM $45.8 MILLION AS OF DECEMBER 31, 2002). THIS DEBT OWED TO HLR IS CLASSIFIED AS AN ASSET ENTITLED "LOAN TO AFFILIATE" ON HLR'S CONSOLIDATED BALANCE SHEET. THIS REMAINING DEBT BEARS INTEREST AT 14.25% OR, IF PAID IN ADDITIONAL NOTES, 16.5% AND IS SUBORDINATED TO THE HOLLINGER INC. NOTES ($120,000,000 AGGREGATE PRINCIPAL AMOUNT OF 11 7/8% SENIOR SECURED NOTES DUE
2011). THE 10-Q THEN STATES THE FOLLOWING:

     "FOLLOWING A REVIEW BY A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, COMPRISED ENTIRELY OF INDEPENDENT DIRECTORS, OF ALL ASPECTS OF THE TRANSACTION RELATING TO THE CHANGES IN THE DEBT ARRANGEMENTS WITH HOLLINGER INC. AND THE SUBORDINATION OF THIS REMAINING DEBT, THE SPECIAL COMMITTEE APPROVED THE NEW DEBT ARRANGEMENTS, INCLUDING THE SUBORDINATION."

QUESTIONS AND COMMENTS

     -    WHICH BOARD MEMBERS COMPRISED THE "SPECIAL COMMITTEE" REFERRED TO
          ABOVE?

     - WHAT BENEFIT DID HLR RECEIVE FOR BECOMING SUBORDINATED TO HOLLINGER INC.'S SENIOR SECURED NOTES REFERRED TO ABOVE?


IN HLR'S MOST RECENT 10-Q FILED MAY 15, 2003, HLR DISCLOSES IN NOTE 10 THE
FOLLOWING:

     "AT THE TIME OF THE COMPANY'S [HLR'S] REPURCHASE AND REDEMPTION OF SHARES AS DESCRIBED IN NOTE 9, THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS REFERRED TO IN NOTE 9 ALSO AGREED TO THE PARTIAL OFFSET OF THE REMAINING $20.4 MILLION OF DEBT OWED BY A SUBSIDIARY OF HOLLINGER INC. TO THE COMPANY AGAINST AMOUNTS OWED BY THE COMPANY TO RAVELSTON MANAGEMENT INC. ("RMI"). ON APRIL 30, 2003, $15.7 MILLION OF THAT DEBT WAS TRANSFERRED TO RMI LEAVING A BALANCE OF $4.7 MILLION DUE TO THE COMPANY BEARING INTEREST AT 14.25% OR, IF PAID IN ADDITIONAL NOTES, 16.25%."



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


QUESTIONS AND COMMENTS

     - THE "PARTIAL OFFSET" REFERRED TO ABOVE OCCURRED APRIL 30TH, 2003, ONE DAY AFTER A DIALOGUE HAD BEEN FORMED BETWEEN LORD BLACK AND CERTAIN OF HLR'S LARGEST SHAREHOLDERS REGARDING HISTORICAL QUESTIONABLE TRANSACTIONS.

     - IN THE TRANSACTION REFERRED TO ABOVE, FOR WHAT PURPOSE DID HLR OWE RAVELSTON $15.7 MILLION?

VENTURE CAPITAL INVESTMENT

IN HLR'S MOST RECENT 10-Q FILED MAY 15, 2003, HLR DISCLOSES THE FOLLOWING:

     "DURING THE QUARTER, THE COMPANY (HLR) MADE A VENTURE CAPITAL INVESTMENT OF $2.5 MILLION IN A FUND IN WHICH A DIRECTOR OF THE COMPANY HAS A MINORITY INTEREST."

QUESTIONS AND COMMENTS

     - WHICH DIRECTOR OF HLR HAS A MINORITY INTEREST IN THE VENTURE CAPITAL FUND DESCRIBED ABOVE?

     -    DID THE AUDIT COMMITTEE APPROVE OF THIS INVESTMENT?

     - WHAT IS THE SIZE OF THE TOTAL VENTURE CAPITAL FUND BEFORE AN AFTER THE HLR INVESTMENT?

     - WHAT STRATEGIC BENEFIT DOES HLR RECEIVE FOR MAKING AN INVESTMENT IN THIS PARTICULAR VENTURE CAPITAL FUND?



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